SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                     Form 15

         Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-10270

                                Autoliv ASP, Inc.
                   (formerly named Morton International, Inc.)

              (Exact name of registrant as specified in its charter)

                                3350 Airport Road
                                Ogden, Utah 48805
                                  (801) 629-9800

         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          Common Stock, $1.00 par value
                         Preferred Share Purchase Rights

             (Title of each class of Securities covered by this Form)


         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a) (1) (i)   [ ]   Rule 12h-3(b) (1) (i)  [X]
              Rule 12g-4(a) (1) (ii)  [ ]   Rule 12h-3(b) (1) (ii) [ ]
              Rule 12g-4(a) (2) (i)   [ ]   Rule 12h-3(b) (2) (i)  [ ]
              Rule 12g-4(a) (2) (ii)  [ ]   Rule 12h-3(b) (2) (ii) [ ]
                                            Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification
         or notice date:     1





                                AUTOLIV ASP, INC.
                   (FORMERLY NAMED MORTON INTERNATIONAL, INC.)




         Pursuant to the requirements of the Securities Exchange Act of 1934, Autoliv ASP, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  AUTOLIV ASP, INC.

         Date:  May 2, 1997       By:  /s/ H. Steven Hoisington
                                     Name:  H. Steven Hoisington
                                     Title: Vice President - Legal
                                            Affairs, General Counsel
                                            and Secretary